Exhibit 99


        CardioDynamics Announces Two Significant Clinical Presentations at American College of Cardiology Scientific Meeting

    SAN DIEGO--(BUSINESS WIRE)--March 10, 2004--

      ICG Highlighted in Comprehensive Heart Failure Session

    CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced two significant clinical presentations at the American College of Cardiology 53rd Scientific Sessions in New Orleans demonstrating Impedance Cardiography's (ICG) accuracy and value in management of heart failure patients. Clyde Yancy M.D., FACC, Medical Director of Heart Failure/Heart Transplantation, at the University of Texas Southwestern Medical Center & St. Paul University Hospital, Dallas, Texas, and a leading heart failure specialist, presented to a group of over 500 cardiologists and other heart care professionals featuring ICG as an important noninvasive method in diagnosing and managing heart failure.
    Dr. Yancy's presentation covered ICG's accuracy, clinical applications for identification, titration and management of drugs, recently released clinical studies, and upcoming clinical trial work demonstrating new clinical applications for ICG. The Point of Care Heart Failure session spanned over three hours and included presentations from leading heart failure specialists, including Lynne Warner Stevenson, M.D. F.A.C.C., Director, Cardiomyopathy Service, Brigham and Women's Hospital, Boston, MA, Monica R. Shah, M.D., Assistant Professor of Medicine, Duke University Medical Center, Durham, NC, and Uri Elkayam, M.D., F.A.C.C., Director, Heart Failure Program, University of Southern California, Keck School of Medicine, Los Angeles, CA.
    Also presented were the results of a clinical study by Marcellus Francis L. Ramirez, M.D., of the University of Santo Tomas, Manila, Philippines, demonstrating the value of ICG in the detection of left ventricular systolic dysfunction and correlation with the echocardiogram (echo). The study collected two different ICG parameters: velocity index (VI), an indicator of peak blood velocity as it leaves the heart, and acceleration index (ACI), a measure of peak blood acceleration as it leaves the heart. VI and ACI parameters reflect the pumping ability of the heart muscle and in this study were compared to the ejection fraction (EF) as determined by an echo. There was 70% sensitivity and 73% specificity, which mean that when there was impaired pumping ability (systolic dysfunction), ICG showed it 70% of the time. When there was normal heart pumping ability (preserved systolic function), ICG showed it 73% of the time. The study concluded, "Impedance cardiography is useful in the noninvasive hemodynamic assessment of heart failure patients. Patients with systolic dysfunction demonstrate a low acceleration index and a low velocity index by ICG, while those with normal systolic function show normal values in both parameters."
    The results of this study suggest that the BioZ may be a valuable and cost-effective tool when compared to the more costly echo test. ICG technology can also provide important measures of heart pumping ability between echo testing, which is typically limited by insurance companies and Medicare to once every six months or one year. There are additional ongoing studies evaluating the effectiveness of ICG compared to the echo for screening patients who are at risk for heart failure.
    "We are pleased and encouraged by the increasing levels of interest in ICG from the medical community at this year's ACC conference. In one session alone, we had our largest audience ever, with over 500 cardiologists and clinicians learning about ICG's value. Additionally, while a significant amount of evidence substantiating ICG's clinical application is now available, we are encouraged by the number of ongoing studies, presentations and publications which will be available over the next six to 18 months," stated Michael K. Perry, CardioDynamics' CEO. "Clinical evidence is ultimately the primary basis for which our customers determine whether they need ICG technology. Our strategy is to continue to expand evidence of the technology's validity and clinical application in our target markets."
    In addition, the Company met with investigators from the PREDICT (Prospective Evaluation and Identification of Decompensation by ICG
Test) study to review statistical analysis of the Company's multi-center study in heart failure. PREDICT is a prospective study focused on the early detection of patients with congestive heart failure. The primary goal of PREDICT is to identify ICG parameters which will be used to anticipate and intervene in high risk patients to prevent emergency room visits, hospitalizations and premature deaths. The Company anticipates the results of this significant 21-center study to be submitted for presentation at the Annual Heart Failure Society of America Meeting being held September 12-15, 2004 in Toronto, Canada.

    About CardioDynamics:

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.


    CONTACT: CardioDynamics
             Bonnie Ortega, 888-522-2342, Ext. 1005 (IR)
             bortega@cardiodynamics.com
             Irene Paigah, 888-522-2342, Ext. 1012 (Media Relations) ipaigah@cardiodynamics.com